                                                FILED PURSUANT TO RULE 424(b)(3)
                                                       REGISTRATION NO. 33-86894


                            IDS MANAGED FUTURES, L.P.

                        SUPPLEMENT DATED FEBRUARY 1, 2000
                                     TO THE
                         PROSPECTUS DATED APRIL 30, 1999

          This Supplement updates certain information in the IDS Managed Futures, L.P. Prospectus dated April 30, 1999 that the Commodity Futures Trading Commission requires to be updated every nine months. All capitalized terms used in this Supplement have the same meanings as in the Prospectus unless specified otherwise. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

          Exhibit I of this Supplement updates the Breakeven Table set forth on page 7 of the Prospectus and all references to the breakeven amount in the Prospectus. Exhibit II contains an updated version of the Fund's performance record set forth on page 17 of the Prospectus. In addition, Exhibit II updates the performance records of the programs used by the Fund's Trading Advisors, John W. Henry & Company, Inc. ("JWH-Registered Trademark-") and Welton Investment Corporation ("Welton"). Exhibit III contains updated background information for the principals of the Fund's general partners - CIS Investments, Inc. ("CISI") and IDS Futures Corporation ("IDS Futures") - and Trading Advisors. Exhibit IV updates the conflicts of interest that principals of JWH may encounter. Exhibit V contains an unaudited statement of financial condition at December 31, 1999 for CISI.

                               * * * * * * * * * *

          All information in the Prospectus is restated, except as updated in this Supplement.

                           --------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
          UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

                THE COMMODITY FUTURES TRADING COMMISSION HAS NOT
              PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL
               NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR
                ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.


                 CIS INVESTMENTS, INC. / IDS FUTURES CORPORATION
                               CO-GENERAL PARTNERS

                                    EXHIBIT I

          The following table updates the Breakeven Table set forth on page 7 of the Prospectus. The only item in the Breakeven Table below that differs from the one in the Prospectus is Interest Income. Because of higher interest rates, the General Partners expect the Fund to earn more interest on its deposits with the Clearing Broker.

                                 BREAKEVEN TABLE

                                                                         TWELVE-MONTH DOLLAR
                                                    TWELVE-MONTH          BREAKEVEN ($1,000
      EXPENSES                                  PERCENTAGE BREAKEVEN     INITIAL INVESTMENT)++
      --------                                  --------------------     -------------------
      Sales Charge*                                     6.00%                 $60.00
      Offering Expense Charge                           3.00%                 $30.00
      Administrative Fee                                1.375%                $13.75
      Brokerage Fees                                    2.75%                 $27.50
      Advisory Management Fees**                        3.65%                 $36.50
      Advisory Incentive Fees**                         1.20%                 $12.00
      Periodic Operating Expenses                       0.50%                  $5.00
      LESS Interest Income**                           (4.60)%               ($46.00)

      RETURN ON $1,000 INITIAL INVESTMENT              13.875%               $138.75
      REQUIRED FOR "BREAK-EVEN" IF UNITS               -------               -------
      HELD AT LEAST TWELVE MONTHS

     -------------------------------------

     * Limited Partners who are representatives or employees of American Express Financial Advisors Inc. or certain corporate affiliates will not pay a Sales Charge.

     ** Estimated. JWH's management fee is 4% per annum of the assets it manages and Welton's management fee is 3% per annum of the assets it manages. JWH receives a quarterly incentive fee of 15% of the Trading Profits it generates and Welton receives a quarterly incentive fee of 18% of its Trading Profits. Consequently, an incentive fee could be due in a breakeven or losing year.

     ++ Assumes a constant $1,000 Net Asset Value.

          References in the Prospectus to the expenses of the Fund and/or the breakeven percentage are made on the cover page under the section titled "The Risks" and on page 8 in the section titled "The Risks You Face." In both instances, the information contained in the Breakeven Table above supercedes the information in the Prospectus.

          A complete description of the charges to the Fund is set forth on page 46 of the Prospectus.

                                   EXHIBIT II

          Set forth below is the performance of the Fund from its inception through December 31, 1999. This information updates the performance record of the Fund set forth on page 17 of the Prospectus.

          The General Partners allocate 65% of the Fund's assets to JWH's Financial and Metals Portfolio and 35% of its assets to Welton's Diversified Portfolio. Capsule performance records for both programs, which update the performance record of JWH set forth on page 36 of the Prospectus and the performance record of Welton set forth on page 43 of the Prospectus, are set forth below.

          On page 30 of the Prospectus, it states that the terms of the advisory contracts between the Fund and each of JWH and Welton extend to December 31, 1999. The Fund and JWH have agreed to extend the term of their agreement to December 31, 2002 and the Fund may renew the contract for three additional one year terms. The Fund has renewed its advisory contract with Welton through December 31, 2000 and may renew it again for another one year term thereafter.

                             PERFORMANCE OF THE FUND

                            IDS MANAGED FUTURES, L.P.
                       INCEPTION THROUGH DECEMBER 31, 1999

                     NAME OF POOL: IDS Managed Futures, L.P.
                         TYPE OF POOL: Publicly offered
                       INCEPTION OF TRADING: June 16, 1987
                      AGGREGATE SUBSCRIPTIONS: $60,646,629
                      CURRENT NET ASSET VALUE: $46,303,987
                     WORST MONTHLY DECLINE: (7.57)% (10/99)
               WORST PEAK TO VALLEY DECLINE: (18.72)% (7/99-12/99)


MONTH                   1999         1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------
January                (4.20)%      (2.88)%       3.68%        4.07%       (3.05)%      (4.48)%
-----------------------------------------------------------------------------------------------
February               (0.65)%      (0.36)%       0.08%       (3.48)%       8.41%       (3.29)%
-----------------------------------------------------------------------------------------------
March                  (4.62)%       0.94%       (0.18)%      (0.16)%       7.90%        5.76%
-----------------------------------------------------------------------------------------------
April                   1.42%       (6.22)%      (2.00)%       3.50%        4.71%       (0.67)%
-----------------------------------------------------------------------------------------------
May                     2.57%        2.49%       (5.51)%      (2.44)%       1.86%        3.98%
-----------------------------------------------------------------------------------------------
June                    5.08%       (3.54)%       2.74%        0.51%       (2.84)%       2.72%
-----------------------------------------------------------------------------------------------
July                   (2.91)%      (0.97)%      11.05%       (1.09)%       0.27%       (2.87)%
-----------------------------------------------------------------------------------------------
August                 (3.01)%      12.72%       (4.38)%       0.47%       (0.05)%      (2.15)%
-----------------------------------------------------------------------------------------------
September              (5.60)%       9.70%        1.73%        3.34%       (1.14)%      (0.45)%
-----------------------------------------------------------------------------------------------
October                (7.57)%      (2.96)%      (1.17)%       9.26%       (0.26)%       0.03%
-----------------------------------------------------------------------------------------------
November               (0.39)%      (5.24)%       1.67%        6.71%        2.43%       (3.51)%
-----------------------------------------------------------------------------------------------
December               (0.69)%       6.46%        1.61%       (1.48)%       3.42%       (1.68)%
-----------------------------------------------------------------------------------------------
Compound
Annual Rate of
Return                (18.20)%       8.55%        8.68%       20.08%       23.03%       (6.93)%
-----------------------------------------------------------------------------------------------


MONTH                   1993         1992         1991         1990         1989         1988         1987
------------------------------------------------------------------------------------------------------------
January                 1.19%      (13.95)%      (1.55)%      24.84%        3.35%       (4.36)%
------------------------------------------------------------------------------------------------------------
February               10.80%       (9.43)%       1.76%       12.64%       (5.06)%       1.28%
------------------------------------------------------------------------------------------------------------
March                  (0.82)%       0.69%        0.59%        3.61%        2.98%       (7.93)%
------------------------------------------------------------------------------------------------------------
April                   6.54%       (6.30)%      (1.85)%       5.79%       (3.83)%      (3.28)%
------------------------------------------------------------------------------------------------------------
May                     1.34%       (1.74)%      (2.03)%     (16.81)%      19.24%       (0.34)%
------------------------------------------------------------------------------------------------------------
June                    1.44%       15.58%        3.60%        2.69%       (5.20)%      11.61%       (8.74)%
------------------------------------------------------------------------------------------------------------
July                    8.35%       18.09%      (11.27)%       8.95%        6.00%       (9.41)%       0.84%
------------------------------------------------------------------------------------------------------------
August                  3.09%        7.92%        4.12%        9.90%       (7.67)%      (1.76)%       0.09%
------------------------------------------------------------------------------------------------------------
September              (0.29)%      (3.29)%      13.37%        5.64%       (6.55)%       3.66%       (2.35)%
------------------------------------------------------------------------------------------------------------
October                (0.04)%      (3.60)%      (3.94)%      (2.42)%      (5.97)%       0.20%       15.50%
------------------------------------------------------------------------------------------------------------
November               (0.03)%      (2.02)%       3.51%        0.49%       12.57%       (0.12)%       8.53%
------------------------------------------------------------------------------------------------------------
December                2.03%       (0.64)%      20.71%       (1.62)%      (0.70)%      (3.99)%       4.31%
------------------------------------------------------------------------------------------------------------
Compound
Annual Rate of
Return                 38.32%       (3.43)%      26.22%       60.65%        5.61%      (14.96)%      28.78%
------------------------------------------------------------------------------------------------------------

          Prior to July 1997, Fund assets were allocated equally between JWH and Sabre Fund Management Limited. In July 1997, the Fund's assets were reallocated 65% to JWH, 30% to Welton and 5% to Sabre. Sabre's advisory contract terminated December 31, 1997 and its allocation of Fund assets was moved to Welton.


          Monthly rates of return are calculated by dividing net performance for the month by beginning equity.

          Worst peak-to-valley decline means the greatest cumulative percentage decline in month-end net asset value during any period in which the initial month-end net asset value for the period is not equaled or exceeded by a subsequent month-end net asset value. Worst peak-to-valley decline is calculated by comparing the initial month-end net asset value to each subsequent month-end net asset value. A new trading "peak" is established each time the month-end net asset value exceeds all prior month-end net asset values.

          The heavy line appearing between 1995 and 1994 depicts the separation of the CFTC required performance for the past five years and year to date and the entire performance record of the Fund which is being provided as a supplement.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

              PERFORMANCE OF THE JWH FINANCIAL AND METALS PORTFOLIO

                               PROGRAM COMPOSITION
                 Interest Rates              Currencies
                 Non U.S.Stock Indices       Precious and Base Metals


                INCEPTION OF CLIENT ACCOUNT TRADING: OCTOBER 1982
          INCEPTION OF CLIENT ACCOUNT TRADING IN PROGRAM: OCTOBER 1984
  ASSETS MANAGED (EXCLUDING NOTIONAL FUNDS) ON DECEMBER 31, 1999: $1.9 BILLION
        ASSETS MANAGED PURSUANT TO THE PROGRAM (EXCLUDING NOTIONAL FUNDS)
                        ON DECEMBER 31, 1999: $714 MILLION
                           NUMBER OF OPEN ACCOUNTS: 26
      WORST MONTHLY DECLINE ON AN INDIVIDUAL ACCOUNT BASIS: (10.1)% (2/96)
WORST PEAK-TO-VALLEY DECLINE ON AN INDIVIDUAL ACCOUNT BASIS: (30.5)% (6/94-1/95)
  AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM JANUARY 1995 THROUGH
                           DECEMBER 1999: 12.5%
 AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM INCEPTION THROUGH
                           DECEMBER 1999: 32.2%


------------------------------------------------------------------------------------------------------
         MONTHLY
       PERFORMANCE            1999            1998            1997            1996            1995
------------------------------------------------------------------------------------------------------
January                      (4.8)%          (3.5)%           4.4%            6.0%           (3.8)%
------------------------------------------------------------------------------------------------------
February                      0.9%           (4.0)%          (2.2)%          (5.5)%          15.7%
------------------------------------------------------------------------------------------------------
March                        (2.6)%          (1.6)%          (0.7)%           0.7%           15.3%
------------------------------------------------------------------------------------------------------
April                         1.6%           (7.9)%          (2.9)%           2.3%            6.1%
------------------------------------------------------------------------------------------------------
May                           5.9%            3.2%           (8.3)%          (1.7)%           1.2%
------------------------------------------------------------------------------------------------------
June                          6.1%           (4.8)%           4.1%            2.2%           (1.7)%
------------------------------------------------------------------------------------------------------
July                         (2.3)%          (0.9)%          15.8%           (1.1)%          (2.3)%
------------------------------------------------------------------------------------------------------
August                       (3.1)%          17.5%           (3.7)%          (0.8)%           2.1%
------------------------------------------------------------------------------------------------------
September                    (7.0)%          15.3%            2.2%            3.2%           (2.1)%
------------------------------------------------------------------------------------------------------
October                      (8.1)%          (3.8)%           2.0%           14.3%            0.3%
------------------------------------------------------------------------------------------------------
November                     (3.2)%          (7.5)%           2.5%           10.9%            2.6%
------------------------------------------------------------------------------------------------------
December                     (2.8)%           8.9%            2.9%           (2.6)%           1.7%
------------------------------------------------------------------------------------------------------
Compound Annual Rate        (18.7)%           7.2%           15.2%           29.7%           38.5%
of Return
------------------------------------------------------------------------------------------------------

          The following updates the Financial and Metals Portfolio Exclusive Fund Account performance information set forth on page 37 of the Prospectus:
Assets Managed Pursuant to the Program on December 31, 1999 were $59 million; Worst Monthly Decline on an Individual Account Basis was (8.7)% during October 1999; Worst Peak-to-Valley Decline on an Individual Account Basis was (24.0)% during the period of July 1999 through December 1999; and the 1999 Rate of Return was (17.9)%. THE FINANCIAL AND METALS PORTFOLIO EXCLUSIVE FUND ACCOUNTS HAVE TRADED DIFFERENTLY THAN THE FUND'S ASSETS ALLOCATED TO THE FINANCIAL AND METALS PORTFOLIO TRADING PROGRAM.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                PERFORMANCE OF THE WELTON DIVERSIFIED PORTFOLIO

              INCEPTION OF CLIENT ACCOUNT TRADING: FEBRUARY 1989
          INCEPTION OF CLIENT ACCOUNT TRADING IN PROGRAM: APRIL 1992
 ASSETS MANAGED (EXCLUDING NOTIONAL FUNDS) ON DECEMBER 31, 1999: $111,000,000*
      ASSETS MANAGED PURSUANT TO THE PROGRAM (EXCLUDING NOTIONAL FUNDS)
                       ON DECEMBER 31, 1999: $106,000,000*
                           NUMBER OF OPEN ACCOUNTS: 36
                     WORST MONTHLY DECLINE: (15.94)% (2/96)
              WORST PEAK-TO-VALLEY DECLINE: (25.96)% (2/96-8/96)
      AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM JANUARY 1995 THROUGH
                             DECEMBER 1999: 15.50%*
        AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM INCEPTION THROUGH
                             DECEMBER 1999: 16.14%*


-----------------------------------------------------------------------------------------------------
         MONTHLY
       PERFORMANCE           1999             1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------
January                     (2.26)%          (1.71)%          2.42%           5.94%          (3.94)%
-----------------------------------------------------------------------------------------------------
February                    (2.54)%           6.81%           6.21%         (15.94)%          8.90%
-----------------------------------------------------------------------------------------------------
March                       (7.90)%           6.18%          (1.57)%         (1.86)%         10.11%
-----------------------------------------------------------------------------------------------------
April                        1.12%           (3.50)%          0.28%           4.66%           3.57%
-----------------------------------------------------------------------------------------------------
May                         (3.34)%           2.30%           3.78%          (7.71)%         11.71%
-----------------------------------------------------------------------------------------------------
June                         3.43%           (0.84)%          5.96%          (1.72)%         (1.38)%
-----------------------------------------------------------------------------------------------------
July                        (3.82)%          (0.25)%         12.83%          (2.83)%         (2.57)%
-----------------------------------------------------------------------------------------------------
August                      (2.33)%           5.63%          (6.16)%         (2.70)%         (1.25)%
-----------------------------------------------------------------------------------------------------
September                   (1.61)%           2.35%           1.25%           7.48%           1.55%
-----------------------------------------------------------------------------------------------------
October                     (7.10)%          (4.66)%         (6.14)%         13.16%          (7.39)%
-----------------------------------------------------------------------------------------------------
November                     6.79%            2.65%           2.79%           9.97%           4.77%
-----------------------------------------------------------------------------------------------------
December                     8.05%*           2.04%           1.23%           2.15%           9.44%
-----------------------------------------------------------------------------------------------------
Compound Annual            (12.13)%*         17.52%          23.62%           7.17%          36.35%
Rate of Return
-----------------------------------------------------------------------------------------------------

     * Estimated.


        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   EXHIBIT III

          Set forth below is updated information regarding the principals of CISI, IDS Futures and JWH. This information updates the sections titled "The General Partners" set forth on pages 27 through 29 of the Prospectus and "JWH Principals" set forth on pages 33 through 35 of the Prospectus. There have been no changes to the background information of Welton's principals since the date of the Prospectus.

GENERAL PARTNERS

CIS

          SHAUN D. O'BRIEN (born November 1964) is Vice President -Controller/Treasurer and a director. Mr. O'Brien became a Vice President and a director of CISI on July 1, 1999. Mr. O'Brien graduated from Northeastern University in 1987 and he received a master's degree from the University of Minnesota's Carlson School of Management in 1999. Mr. O'Brien began working for Cargill, Incorporated in 1988 and joined CIS in 1999.

          BARBARA A. WALENGA (born in February 1960) is an Assistant Secretary. Ms. Walenga graduated from Fayetteville Technical Institute in 1981. She began working at CIS in August 1981. She has held various compliance management positions at CIS and is currently the Legal Compliance Manager. She is currently a member of the FIA Law and Compliance Division and the SIA Compliance and Legal Division.

          The following individuals were listed as principals of CISI in the Prospectus but no longer hold offices with CISI: BRUCE BARNETT; RICHARD DRIVER; and HENRY GJERSDAL.

          The following are new officers of CISI: JAMES CLEMENS, Assistant Secretary; LILLIAN LUNDEEN, Assistant Secretary.

IDS FUTURES

          JOHN C. BOEDER (born December 1941) is President and a director of IDS Futures Corporation. Mr. Boeder was elected as a director and President of IDS Futures in December 1999. Mr. Boeder has been employed by American Express Financial Corporation since 1964. Since January 1999, he has held the title Vice President and General Manager of the Non-Proprietary Products Group for American Express Financial Corporation. He has overall responsibility for the non-proprietary products offered through American Express Financial Advisors' distribution channels. In addition, he oversees American Express Financial Advisors' direct investment and limited partnership business. From 1994 to 1999, he was Vice President and General Manager of Segment Marketing. From 1989 to 1994, he was President of IDS Life Insurance Company of New York. He has held numerous marketing positions in the insurance, annuity, and mutual fund departments of American Express Financial Corporation. He graduated from the University of Minnesota with a B.A. degree in business.

          PATTY L. MOREN (born in June 1960) is Vice President of IDS Futures. Since June 1999, Ms. Moren has been Vice President Controller of Variable Assets & Services for American Express Financial Corporation. In this role, she is currently Controller - Variable Assets, she is charged with the overall finance responsibilities for mutual funds, wealth management services, variable annuities, limited partnerships and brokered mutual funds at American Express Financial Corporation, an indirect parent company of IDS Futures. From 1995 to 1999, she was Director of Field Compensation for American Express Financial Corporation where she led the development of product compensation schedules and incentive programs for the independent contractor sales force. From 1990 to 1995, Ms. Moren was Manager of Sales Compensation for American Express Financial Corporation. Ms. Moren started at American Express Financial Corporation in 1985 as Audit Manager. Prior to joining American Express Financial Corporation, she was a senior financial auditor for Cargill, Inc. She has a B.A. in Accounting from the University of St. Thomas and a M.B.A. in Finance from the University of Minnesota's Carlson School of Management.

          As of the date of the Prospectus, Peter L. Slattery was the President and a director of IDS Futures and John M. Knight was a Vice President of IDS Futures. Both Messrs. Slattery and Knight left IDS Futures in December 1999 for new positions at American Express Financial Corporation.

TRADING ADVISORS

JWH

          JWH Asset Management, Inc. has been dissolved and JWH Investment Management, Inc. is no longer active or a member of the NFA. Consequently, references to both entities have been removed from the biography of each JWH principal affiliated with such entity.

          MR. JOHN W. HENRY currently concentrates his activities at JWH on portfolio management, research and new system development, day-to-day decisions involving the strategic direction and business of the firm and frequent dialogue with trading supervisors. Mr. Henry has served on the Board of Directors of the Futures Industry Association. Since the beginning of 1987, he has devoted, and will continue to devote, considerable time to activities in businesses other than JWH and its affiliates, including acting as chairman of the Florida Marlins Baseball Club LLC, which continues to be operated by professional baseball staff.

          MR. VERNE O. SEDLACEK currently serves on the Board of Directors of the National Futures Association and is a member of the NFA/FIA Best Practices Study End User Expert Panel.

          MR. DAVID I. GINSBERG is a member of the JWH Board of Directors and special advisor to the chairman. Mr. Ginsberg joined JWH in October 1999. He served as the managing director of the Multi-Manager Group at Global Asset Management ("GAM") from its inception in September 1989 until July 1995. This GAM group was, and continues to be, one of the largest multi-advisor groups specializing in hedge funds. Since leaving GAM, Mr. Ginsberg has been a private investor. Mr. Ginsberg received a M.B.A. with a concentration in finance from Boston

University and a B.A. from Kenyon College. Mr. Ginsberg is a member of the board of directors of GAM Diversity, Inc., a global multi-advisor hedge fund with assets in excess of $1 billion that specializes in hedge funds, and a director of Adelphi Europe Fund, a hedge fund specializing in European equities. He is also vice chairman of the Florida Marlins Baseball Club LLC.

          MR. JOHN A. WING is a member of the JWH Board of Directors. He is also a professor of Law and Finance at the Illinois Institute of Technology (IIT) and director of its Center for the Study of Law and Financial Markets. Mr. Wing joined JWH in February 2000 and IIT in July 1998. Prior to July 1998, he was chairman of the board and chief executive officer of ABN-AMRO Incorporated, formerly The Chicago Corporation. Mr. Wing joined The Chicago Corporation as its chief executive officer in 1981 and continued to lead the firm following its merger with ABN-AMRO in January 1997 until his retirement in July 1998.

          Mr. Wing is currently chairman of the board for the Risk Management Committee of the Commercial Club and of Market Liquidity Holding, LLC. He is also a director of AmerUs Life Holdings. In addition, he has served as a director of the Midwest Stock Exchange, The Chicago Board Options Exchange, Securities Industry Association, Futures Industry Association, National Futures Association and Chicago Capital Fund. Mr. Wing has also been a governor of the National Association of Securities Dealers, a member of the New York Stock Exchange Regional Firms Committee, and a member of the Chicago Mercantile Exchange's special panel to review trading rules and practices. Mr. Wing has also served as a trustee of IIT and chairman of the Board of Overseers of its Stuart School of Business. He received a B.A. in Economics from Union College and a LLB from George Washington University.

          MR. WILLIAM G. KELLEY is no longer vice president, investor services, international of JWH.

          MS. WENDY B. GOODYEAR is currently vice president, investor services of JWH.

                                   EXHIBIT IV

          The following information updates the sections titled "John W. Henry & Company, Inc. - Legal Concerns" set forth on page 33 of the Prospectus and "Conflicts of Interest - Proprietary Trading" set forth on pages 55 and 56 of the Prospectus.

LEGAL CONCERNS

          Principals of JWH serve on the board of directors and committees of various organizations, both within and outside of the managed futures industry. In such capacities, these individuals have a fiduciary duty to the other organizations they serve, and they are required to act in the best interests of those organizations, even if those actions were to be adverse to the interests of the Fund.

PROPRIETARY TRADING

          Mr. Ginsberg may engage in discretionary trading for his own account pursuant to his own personal trading approach as long as such trading does not amount to a breach of fiduciary duty. Mr. Ginsberg's trades may be the same as or opposite to positions that JWH takes for the Fund. Trades for Mr. Ginsberg's account may on occasion receive better fills than the Fund's account. Records for Mr. Ginsberg's account will not made available to the Fund.

                                    EXHIBIT V

                              CIS INVESTMENTS, INC.
                   Unaudited Statement of Financial Condition
                                December 31, 1999

                                     ASSETS
                                                                           1999
                                                                     ---------------
Assets:
  Receivable from JWH Global Trust                                  $        889,971
  Investments in registered commodity pools                                1,977,812
                                                                     ---------------

         Total Assets                                               $      2,867,783
                                                                     ===============

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
  Deferred Offering Costs                                           $        159,615
  Income Taxes Payable                                                       170,567
                                                                     ---------------

         Total liabilities                                                   330,182
                                                                     ---------------

Stockholder's equity:
  Common stock, $100 par value.  Authorized                                    1,000
    30,000 shares; issued 10 shares
  Common stock subscribed, 29,990 shares                                   2,999,000
    at the years ended 1999 and 1998, respectively
  Less subscriptions receivable                                           (2,999,000)
  Paid-in capital                                                         18,250,000
  Less demand note receivable                                            (18,000,000)
  Retained earnings                                                        2,286,601
                                                                     ---------------
         Total stockholder's equity                                        2,537,601
                                                                     ---------------
                                                                    $      2,867,783
                                                                     ===============

          THIS UNAUDITED STATEMENT OF FINANCIAL CONDITION, IN THE OPINION OF MANAGEMENT, REFLECTS ALL ADJUSTMENTS NECESSARY TO FAIRLY STATE THE FINANCIAL CONDITION OF CIS INVESTMENTS, INC. AT DECEMBER 31, 1999. ALL ADJUSTMENTS WERE OF A NORMAL AND RECURRING NATURE.

        PURCHASERS OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                            ACKNOWLEDGMENT OF RECEIPT

The undersigned hereby acknowledges that the undersigned has received a copy of the Supplement dated February 1, 2000 to the IDS Managed Futures, L.P. Prospectus dated April 30, 1999.


INDIVIDUAL SUBSCRIBERS:                     ENTITY SUBSCRIBERS:

----------------------------------          ------------------------------------
                                            (Name of Entity)

                                            By:
----------------------------------             ---------------------------------
Signature of Subscriber(s)                     Title:
                                                     ---------------------------
                                                     (Trustee, partner or
                                                      authorized officer)


Dated:             , 2000                   Dated:              , 2000
       ------------                                -------------